UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 20, 2006
Stonepath Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-16105	65-0867684
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2200 Alaskan Way, Suite 200
Seattle, Washington	98121
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (206) 336-5400
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Disposition of Assets.
On October 20, 2006, Stonepath Group, Inc. (“Stonepath”) completed the sale (the “Sale”) to JTM Acquisition Corp. (“JTM”) of all of the outstanding stock of Stonepath Logistics International Services, Inc., a Washington corporation (“SLIS”), the Company’s indirect wholly-owned subsidiary, for aggregate consideration of approximately $17.9 million, consisting of a closing cash payment of $12.2 million and the assumption by JTM, or satisfaction, of liabilities associated with prior acquisitions by SLIS and the acquisition by Stonepath of SLIS, pursuant to the terms of a Stock Purchase Agreement with JTM dated August 31, 2006, as amended. The $12.2 million closing cash payment was paid to Stonepath’s lender, Laurus Master Fund, Ltd. (“Laurus”), to reduce Stonepath’s outstanding indebtedness. SLIS, which was acquired by Stonepath in 2002, was Stonepath’s North American-based logistics business providing international air and ocean logistics services.
In connection with the Sale, on October 20, 2006, Stonepath sold to JTM all of the outstanding capital stock of its Stonepath Logistics (Germany) GmbH subsidiary for $100,000, resulting in aggregate consideration in the Sale of approximately $18.0 million.
The founder and President of JTM is Jason F. Totah, who served as Stonepath’s Chief Executive Officer from October 2004 until July 20, 2006, when he temporarily resigned his position as Chief Executive Officer pending consummation of the Sale.
Item 5.02 Departure of Principal Officers; Appointment of Principal Officers.
As noted above, concurrent with the consummation of the Sale, Jason F. Totah, Stonepath’s Chief Executive Officer, has resigned his position.
Concurrent with the consummation of the Sale, (i) Robert Arovas has been appointed Stonepath’s Chief Executive Officer, and (ii) Robert Christensen has been appointed Stonepath’s Chief Financial Officer, positions they have held in interim capacities since July 2006.
Robert Arovas
Robert Arovas, 63, served as Stonepath’s President since October 2004 and as Stonepath’s Chief Financial Officer since December 2005. From June 1999 to July 2002, Mr. Arovas was the President and Chief Executive Officer of Geologistics Corporation, a privately held global logistics provider. Prior to that, Mr. Arovas was the Executive Vice President and Chief Financial Officer of the Fritz Companies from 1997 to 1999. Earlier in his career, Mr. Arovas held executive positions at various companies, including The Pittston Company and Burlington Air Express. Since 2002, Mr. Arovas has been on the board of directors of a privately held company, provided consulting services and been part of an acquisition group in the logistics area, among other interests. Mr. Arovas holds a Bachelor of Science from Syracuse University and is a Certified Public Accountant.
Mr. Arovas entered into an Employment Agreement with Stonepath dated February 2, 2005, which is incorporated herein by reference to Exhibit 10.22 to Stonepath’s Current Report on Form 8-K/A filed on February 7, 2005. The terms of Mr. Arovas’s compensation pursuant to the Employment Agreement have not been amended.
Robert T. Christensen

Robert T. Christensen, 48, has served as Stonepath’s Vice President, Chief Accounting Officer and Controller since April 2005. Mr. Christensen has over 16 years experience in the logistics industry. Prior to joining Stonepath, he was the Vice President, Controller — USA of DHL Worldwide Express, Inc. following its acquisition of Airborne, Inc. in August 2003. From August 1998 to August 2003, Mr. Christensen was the Vice President, Corporate Controller of Airborne Express, Inc. and Chief Accounting Officer of Airborne, Inc. from December 2000 to August 2003. Mr. Christensen joined Airborne in 1988. Prior to joining Airborne, Inc. he held various positions of increasing responsibility in the audit practice of Touche Ross & Co. Mr. Christensen holds a Bachelor of Arts from the University of Washington and is a Certified Public Accountant.
Mr. Christensen’s employment terms are at will, at an annual salary of $177,500 effective November 19, 2006, with three weeks vacation each year and Stonepath’s standard health and retirement benefits.
Item 7.01 Regulation FD Disclosure.
A press release (the “Press Release”) announcing that the Sale had been completed was issued by Stonepath on October 20, 2006. A copy of the Press Release is attached hereto as Exhibit 99.1.
The information contained in the Press Release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits:

10.1
Stock Purchase Agreement dated August 31, 2006 by and among Stonepath Group, Inc., a Delaware corporation, Stonepath Logistics International Services, Inc., a Delaware corporation, and JTM Acquisition Corp., a Delaware corporation, and Amendment No. 1 thereto dated October 19, 2006.

99.1	Press Release dated October 20, 2006

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STONEPATH GROUP, INC.
Date: October 26, 2006	By:	/s/ Robert T. Christensen
		Name:	Robert T. Christensen
		Title:	Chief Financial Officer

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